Exhibit 10.1

S.A.C. CAPITAL MANAGEMENT, LLC
72 Cummings Point Road
Stamford, CT 06902

November 3, 2004

The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, California 92610

Gentlemen:

        In order to induce S.A.C. Capital Management, LLC and its affiliates (collectively, “S.A.C.”) to pursue a transaction with The Wet Seal, Inc., a Delaware corporation (the “Company”), including, without limitation, the potential purchase of certain notes and warrants of the Company and the possible provision of financing to the Company (the “Transaction”), the Company agrees that, during the Exclusivity Period (as defined below), it shall not, and that it shall cause its directors, officers, agents, representatives, affiliates, stockholders and any other person acting on its behalf (collectively, the “Representatives”) not to, directly or indirectly, (x) solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into: (i) a merger, consolidation or other business combination involving the Company, (ii) an acquisition of any of the then-outstanding equity securities of the Company, (iii) an acquisition of equity securities, or of debt securities (except as permitted under clause (iv) below) or other securities convertible into or exchangeable for equity securities of the Company, (iv) the issuance of debt securities of, or other borrowing by, the Company in an amount in excess of $10 million; provided such debt securities or borrowings do not contain any equity feature or “equity kicker”, (v) a sale, transfer, conveyance, lease or disposal of all or any significant portion of the assets of the Company in one transaction or a series of related transactions (other than sales of inventory in the ordinary course of business), (vi) a liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution by the Company or (vii) any other transaction in lieu of, or which would impede or prevent, the Transaction (any of the foregoing, a “Competing Transaction”), or (y) conduct any discussions or negotiations, or provide any information to (or review any information of) any other party, or enter into any agreement, arrangement or understanding, regarding, or in connection with, a Competing Transaction.

        During the Exclusivity Period, the Company will promptly notify S.A.C. if the Company (or any of its Representatives) receives any such offer, inquiry or proposal and the details thereof, and keep S.A.C. informed with respect to each such offer, inquiry or proposal. The Company will provide S.A.C. with copies of all such offers, inquiries or proposals which are in writing.

        The Exclusivity Period shall commence on the date hereof and terminate upon the earliest to occur of (i) 6 p.m., EST, on November 14, 2004, (ii) the date of the execution of definitive agreements with respect to a Transaction, (iii) the written agreement of the parties hereto to terminate this letter and (iv) written notification from S.A.C. to the Company that S.A.C. no longer wishes to proceed with any Transaction.

        If the Company executes an agreement, letter of intent, memorandum of understanding or otherwise accepts a proposal or offer from any person or entity (other than S.A.C.) regarding any Competing Transaction at any time prior to the three month anniversary of the date hereof, the Company shall promptly, but in no event later than the third business day after such event, issue as liquidated damages to an entity designated by S.A.C warrants to acquire 2,300,000 shares of the Class A Common Stock of the Company at an initial exercise price equal to the lesser of $1.75 and the average closing bid prices of the Class A Common Stock over the five trading days prior to the day on which such event is publicly announced (the “Liquidated Damages Warrants”). Notwithstanding the foregoing, the Company shall not be obligated to issue the Liquidated Damages Warrants if either (i) S.A.C. has required as a condition to the execution of definitive agreements governing a Transaction any modification to the terms contained in the latest drafts of the Transaction documents delivered by counsel to S.A.C. to the Company prior to the meeting of the Company’s board of directors to approve execution of definitive agreements concerning a Transaction, that would have material and adverse economic consequences to the Company (the materiality of such consequences to be determined in good faith discussions between S.A.C. and the Company) (the “Indicative Terms”) or (ii) S.A.C. has notified the Company in writing during the Exclusivity Period that it has abandoned pursuit of the Transaction and the Company remains willing to pursue the Transaction on the Indicative Terms ((i) and (ii) being referred to the “Liquidating Damages Warrants Limiting Conditions”)). The Liquidated Damages Warrants shall have full ratchet antidilution protection and shall be exercisable commencing six months after issuance and then for a period of three years. The Company shall grant S.A.C. registration rights with respect to the shares of common stock issuable upon exercise of the Liquidated Damages Warrants pursuant to a registration rights agreement consistent with the registration rights agreement entered into by the Company and S.A.C. (or one of its affiliates) in connection with the June 29, 2004 private placement transaction. To the extent that the Company is unable to issue the Liquidated Damages Warrants due to applicable law or market regulations, at the request of S.A.C., the Company shall pay to an entity designated by S.A.C. a cash amount equal to the Black-Scholes value of such warrants, in immediately available funds, in lieu of the Liquidated Damages Warrants.

        The Company acknowledges and agrees that (i) the issuance of the Liquidated Damages Warrants is an integral incentive for S.A.C. to pursue the Transaction, (ii) in the absence of the Company’s obligations to issue the Liquidated Damages Warrants, S.A.C would not pursue the Transaction and (iii) time is of the essence with respect to the issuance of the Liquidated Damages Warrants.

        In addition, the Company agrees to pay or reimburse S.A.C., within two business days of written request therefor, for all out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and other client charges and expenses of Schulte Roth & Zabel LLP, counsel for S.A.C.) (“Expenses”) incurred by, or on behalf of, S.A.C. in connection with the pursuit of the Transaction, up to a maximum reimbursement of $150,000 (the “Cap”); provided, that, if either of the Liquidated Warrant Limiting Conditions has occurred, the Cap shall be $100,000. The Company shall also indemnify S.A.C. for all Expenses incurred by S.A.C. in enforcing its rights under this letter agreement. The Company acknowledges that the definitive agreements concerning a Transaction shall provide for reimbursement of Expenses of S.A.C. beyond the Cap.

        The obligations of the Company under this letter agreement shall remain effective whether or not definitive transaction documents are executed or (subject to the terms of such documents) the Transaction is consummated.

        This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

        Both parties understand and agree that money damages would not be a sufficient remedy for any breach or threatened breach of this letter agreement, that each party shall be entitled to equitable relief, including by way of injunction and specific performance, as a remedy for any such breach (without the posting of any bond and without proof of actual damages), and that neither party shall oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by you or your Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity.

        This letter agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. The provisions of this letter agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, except by written instrument duly executed by the party against which enforcement of such amendment, modification, supplement, termination, waiver or consent to departure is sought.

        If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

        Both parties hereby irrevocably and unconditionally (i) agree that any legal action, suit or proceeding arising out of or relating to this letter agreement shall be brought only in the Federal district court of the Southern District of New York or in the courts of the State of New York located in New York City, and hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof, and (ii) waive any claim (by way of motion, as a defense or otherwise) of improper venue, that such party is not subject personally to the jurisdiction of such courts, that such courts are an inconvenient forum or that this letter agreement or the subject matter hereof may not be enforced in or by such courts. Both parties hereby irrevocably and unconditionally consent to the service of process of any of the aforementioned courts in any such action, suit or proceeding by sending copies thereof by registered or certified mail, postage prepaid, or by a nationally recognized courier service to the other party’s address set forth above, such service to become effective five days after such mailing or on the date of delivery by such service. Nothing herein contained shall be deemed to affect either party’s right to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against you in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this paragraph.

        This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

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        Should the terms and conditions of this letter agreement meet with your approval, please indicate your acceptance by signing and returning a copy of this letter agreement to S.A.C. Capital Management, LLC.

Very truly yours,
S.A.C. CAPITAL MANAGEMENT, LLC

By: /s/Peter A. Nussbaum
Name:Peter A. Nussbaum
Title: General Counsel

Agreed and accepted on this
3rd day of November, 2004:

THE WET SEAL, INC.

By: /s/ Joseph Deckop
Name: Joseph Deckop
Title: Executive Vice president